For Immediate Release

SUNEDISON REPORTS FOURTH QUARTER
AND FULL YEAR 2013 RESULTS

Fourth Quarter 2013 Highlights:

•	GAAP revenue of $551.2 million and GAAP EPS of $(1.07)

•	Non-GAAP revenue of $960.7 million and non-GAAP EPS of $(0.48)

•	Solar Energy recognized non-GAAP revenue related to 206 MW of solar energy systems, retained 127 MW of solar energy systems and ended the quarter with 504 MW under construction

•	Projects retained on balance sheet represented an estimated $257.0 million of retained value

•	Solar project pipeline grew to 3.4 GW and backlog remained at 1.1 GW

•	Semiconductor Materials generated positive operating cash flow

•	Successfully raised $1.2 billion through a convertible senior note offering and redeemed 2019 Senior Notes

St. Peters, MO, February 19, 2014 - SunEdison, Inc. (NYSE: SUNE) today announced financial results for the 2013 fourth quarter that reflected strong demand in its Solar Energy segment. Solar pipeline grew sequentially despite significantly higher project completions in the quarter. Lower revenue in the Semiconductor Materials segment was due to lower volumes and continued pricing pressures, influenced primarily by industry related weakness. We ended the year with cash and cash equivalents of $573.5 million and cash committed for construction projects of $258.0 million, totaling $831.5 million, resulting from the net cash inflows from term debt refinancing in connection with the convertible senior note offering, inflows from solar project financing and working capital management, partially offset by outflows from solar project construction.

On February 18, 2014, SunEdison announced that it confidentially submitted a draft registration statement on Form S-1 to the United States Securities and Exchange Commission (SEC) relating to the proposed initial public offering of the common stock of a yield vehicle. The number of shares of common stock to be sold and the price range for the proposed offering have not yet been determined. The initial public offering is expected to commence after the SEC completes its review process, subject to market and other conditions.

“Thanks to the hard work and dedication of our team, we achieved our target for solar project completions in the quarter. Our geographic breadth and early presence in regions now experiencing growing demand enabled another quarter of pipeline growth. The successful debt refinancing completed late last year and our proposed yield vehicle are important steps towards lowering our cost of capital," said Ahmad Chatila, Chief Executive Officer. "Despite challenging conditions in the semiconductor market, our Semiconductor Materials segment generated positive operating cash flow and continues to take action to lower its cost structure. According to industry forecasts, the semiconductor market is expected to grow in 2014, and we are positioned well from a customer, product and capability perspective to participate as the market improves. In 2014, we remain committed to strengthening our balance sheet and creating value for our stakeholders."

Key summary financial results for the 2013 fourth quarter are set out in the following table. See the financial statement tables at the end of this press release for a reconciliation of all GAAP to non-GAAP financial measures.

							US$ Millions except for EPS
Financial Highlights:	4Q'13		3Q'13		4Q'12		Qtr/Qtr			Yr/Yr
GAAP:
Net Sales	$551.2		$611.5	(4)(5)	$600.7	(6)	$(60.3)	or	(10)%	$(49.5)	or	(8)%
Gross Margin %	(2.6)%		9.9%	(4)(5)	18.0%	(6)	(1,250)		bps	(2,060)		bps
Operating (Loss) Income	$(184.4)	(1)(2)	$(49.1)	(4)(5)	$67.8	(6)(7)	$(135.3)			$(252.2)
Net Loss	$(286.4)	(1)(2)(3)	$(108.0)	(4)(5)	$(11.8)	(6)(7)	$(178.4)			$(274.6)
EPS	$(1.07)	(1)(2)(3)	$(0.47)	(4)(5)	$(0.05)	(6)(7)	$(0.60)			$(1.02)
Non-GAAP:
Net Sales	$960.7		$672.0	(5)	$704.3		$288.7	or	43%	$256.4	or	36%
Gross Margin %	4.9%		9.5%	(5)	13.1%		(460)		bps	(820)		bps
Operating (Loss) Income	$(123.5)	(1)(2)	$(45.8)	(5)	$52.0	(7)	$(77.7)			$(175.5)
Net (Loss) Income	$(128.7)	(1)(2)(3)	$4.1	(5)	$19.9	(7)	$(132.8)			$(148.6)
EPS	$(0.48)	(1)(2)(3)	$—	(5)	$0.08	(7)	$(0.48)			$(0.56)
Cash Flow:
Capital Expenditures	$31.9		$31.6		$38.1		$0.3			$(6.2)
Cash Flow from Operations	$(413.3)		$(102.6)		$19.4		$(310.7)			$(432.7)
Free Cash Flow	$(46.0)		$24.0		$(16.3)		$(70.0)			$(29.7)
Note: Table unaudited

(1) Includes $37.0 million, or EPS of $0.13, related to the Merano, Italy fixed asset impairment.
(2) Includes $15.2 million, or EPS of $0.06, related to the amortization and impairment of intangible assets.
(3) Includes $75.1 million, or EPS of $0.29, related to the loss on extinguishment of debt.
(4) Includes $13.8 million, or EPS of $0.04, related to previously deferred GAAP revenue.
(5) Includes $22.0 million, or EPS of $0.09, due to the termination of a supply contract with Gintech.
(6) Includes $54.4 million, or EPS of $0.17, related to previously deferred GAAP revenue related to the Rovigo solar project.
(7) Includes $11.6 million, or EPS of $0.05, related to restructuring and asset impairments and $31.7 million, or EPS of $0.14, related to a gain on the acquisition of a TCS plant as part of a contract settlement with Evonik.

Cash Flow
Operating cash used in the 2013 fourth quarter was $413.3 million and was primarily the result of changes in working capital related to project construction, partially offset by cash generated in the Semiconductor Materials segment. Free cash flow was $(46.0) million and was largely influenced by solar energy project financing and solar project construction activities, and capital expenditures. See the reconciliation of free cash flow in the financial statement tables at the end of this press release.

Capital expenditures were $31.9 million in the fourth quarter of 2013. Similar to the 2013 third quarter, the majority of 2013 fourth quarter capital expenditures were incurred in the Semiconductor Materials segment.

During the 2013 fourth quarter, the company issued $1.2 billion of convertible senior notes, consisting of $600.0 million aggregate principal amount of 2.00% convertible senior notes and $600.0 million aggregate principal of 2.75% convertible senior notes. The company received net proceeds of approximately $260.0 million after redemption of the company's $550.0 million 7.75% senior notes and $200.0 million second lien term loan, the cost of the associated note hedge and warrant transactions, and associated fees and expenses.

The company ended the 2013 fourth quarter with cash and cash equivalents of $573.5 million and cash committed for construction projects of $258.0 million, for a total of $831.5 million. The cash for operations and solar energy system construction includes the net cash inflows from term debt refinancing in connection with the convertible senior note offering, inflows from solar project financing and working capital management, partially offset by outflows from solar project construction.

Segment Results
Key segment financial results for the 2013 fourth quarter are set out in the following table. See the financial statement tables at the end of this press release for a reconciliation of all GAAP to non-GAAP financial measures.

										US$ Millions
Segment Summary	4Q '13		3Q '13		4Q '12		Qtr/Qtr			Yr/Yr
Net Sales:
Solar Energy GAAP	$344.5		$380.8	(3)(4)	$372.2	(5)	$(36.3)	or	(10)%	$(27.7)	or	(7)%
Solar Energy Non-GAAP	$754.0		$441.3	(4)	$475.8		$312.7	or	71%	$278.2	or	58%
Semiconductor Materials	$206.7		$230.7		$228.5		$(24.0)	or	(10)%	$(21.8)	or	(10)%
Operating (Loss) Income:
Solar Energy GAAP	$(135.7)	(1)(2)	$(17.3)	(3)(4)	$91.8	(5)(6)	$(118.4)			$(227.5)
Solar Energy Non-GAAP	$(74.8)	(1)(2)	$(14.0)	(4)	$76.0	(6)	$(60.8)			$(150.8)
Semiconductor Materials	$(14.7)		$(0.8)		$3.1		$(13.9)			$(17.8)
Note: Table unaudited

(1) Includes $37.0 million, or EPS of $0.13, related to the Merano, Italy fixed asset impairment.
(2) Includes $15.2 million, or EPS of $0.06, related to the amortization and impairment of intangible assets.
(3) Includes $13.8 million, or EPS of $0.04, related to previously deferred GAAP revenue.
(4) Includes $22.0 million, or EPS of $0.09, due to the termination of a supply contract with Gintech.
(5) Includes $54.4 million, or EPS of $0.17, related to previously deferred GAAP revenue related to the Rovigo solar project.
(6) Includes $11.6 million, or EPS of $0.05, related to restructuring and asset impairments and $31.7 million, or EPS of $0.14, related to a gain on the acquisition of a TCS plant as part of a contract settlement with Evonik.

Solar Energy: GAAP
Solar Energy segment GAAP revenue was lower year-over-year and sequentially primarily due to the company's decision to retain 127 MW of solar projects on the balance sheet. Solar Energy segment GAAP revenue for the 2013 fourth quarter was $344.5 million, compared to $372.2 million for 2012 fourth quarter, which included $54.4 million of previously deferred Rovigo revenue from the 2010 fourth quarter. Sequentially, Solar Energy segment GAAP revenue was lower due to lower sales of solar materials, offset partially by higher solar project sales. Third quarter 2013 revenue included a $13.8 million benefit related to previously deferred GAAP revenue and a benefit of $22.0 million related to the termination of a supply contract with Gintech. In the 2013 fourth quarter, Solar Energy recognized GAAP revenue from solar projects totaling 55 MW up from 42 MW in the 2013 third quarter and 52 MW in the 2012 fourth quarter. During the 2013 fourth quarter, 127 MW of projects that were held on the balance sheet.

Solar Energy segment GAAP operating income was lower year-over-year due primarily to lower sales and higher expenses related to growth initiatives and expenses required to build and retain solar projects for the previously mentioned yield vehicle launch. Fourth quarter 2013 segment operating income included charges of $37.0 million related to the indefinite closure of the polysilicon and TCS (trichlorosilane) facilities in Merano, Italy and $15.2 million related to amortization and impairment of intangible assets. The 2012 fourth quarter included benefits of $54.4 million of deferred revenue as described previously and $31.7 million related to a gain on the acquisition of a TCS facility as part of a settlement with Evonik, and a charge of $11.6 million related to restructuring and asset impairments. Sequentially, segment GAAP operating income was lower primarily due to the previously mentioned Merano restructuring and amortization and impairment of intangibles charges, and a $22.0 million benefit in the prior quarter associated with the termination of a supply contract with Gintech.

Solar Energy: Non-GAAP
Solar Energy segment non-GAAP revenue was up year-over-year and sequentially. The year-over-year increase primarily reflects higher solar project and materials sales. Sequentially, non-GAAP revenue was higher due to higher solar project sales partially offset by lower solar materials sales. Third quarter 2013 included a benefit of $22.0 million due to the termination of a supply contract with Gintech. Non-GAAP revenue was recognized from 206 MW of solar projects sold in the 2013 fourth quarter, compared to 75 MW in the 2013 third quarter and 91 MW in the 2012 fourth quarter. Of the 206 MW that were recognized for non-GAAP revenue in the 2013 fourth quarter, 160 MW were direct sales, 46 MW were sale-leaseback transactions.

Segment non-GAAP operating income declined year-over-year and sequentially. Year-over-year, segment non-GAAP operating income was lower due primarily to higher operating expenses related to growth initiatives and retained projects, and lower materials margin. Fourth quarter 2013 included charges of $37.0 million related to impairment of fixed assets in the polysilicon and TCS facilities in Merano, Italy and $15.2 million related to amortization and impairment of intangible assets. Fourth quarter 2012 included a $31.7 million benefit related to a gain on the acquisition of a TCS plant as part of a contract settlement with Evonik and a charge of $11.6 million related to restructuring and asset impairments. Sequentially, segment non-GAAP operating income was lower primarily due to the previously mentioned Merano restructuring and amortization and impairment of intangibles charges, and a $22.0 million benefit in the prior quarter associated with the termination of a supply contract with Gintech.

Solar Project Pipeline, Backlog & Construction
The Solar Energy segment ended the 2013 fourth quarter with a project pipeline of 3.4 GW, up 269 MW compared to the prior quarter and up 805 MW from the year ago period. Backlog at December 31, 2013 was 1.1 GW, consistent with the prior quarter. A solar project is classified as “pipeline” where SunEdison has a signed or awarded PPA or other energy off-take agreement or has achieved each of the following three items: site control, an identified interconnection point with an estimate of the interconnection costs, and an executed energy off-take agreement or the determination that there is a reasonable likelihood that an energy off-take agreement will be signed. A solar project is classified as “backlog” if there is an associated executed PPA or other energy off-take agreement, such as a feed-in-tariff. There can be no assurance that all pipeline or backlog projects will convert to revenue because in the ordinary course of our development business some fall-out is typical and certain projects will not be built.

As of December 31, 2013, 504 MW of the pipeline was under construction, compared to 558 MW the prior quarter and 73 MW a year ago. “Under construction” refers to projects within pipeline and backlog, in various stages of completion, which are not yet operational.

Semiconductor Materials
Semiconductor Materials segment revenue for the 2013 fourth quarter was down year-over-year due to lower volume and price. Lower average selling prices for large diameter wafers had the greatest impact on revenue. Revenue was down sequentially due to lower volume, although average selling price was up slightly. Volume was lower across all diameters. Price for 300mm wafers was flat, while pricing for 200mm wafers was higher. The industry continues to experience overcapacity, soft demand and aggressive pricing. Continued weakness in the Japanese Yen remains a significant challenge in the competitive pricing environment.

The year-over-year and sequential decline in operating income was primarily due to lower gross profit driven by lower plant utilization, despite operating cost reductions.

Outlook
The company looks forward to providing its 2014 first quarter and full year outlook, as well as detailed commentary regarding its strategy and 2014 business plan at its Capital Markets Day on February 25, 2014. A press release with further details regarding the Capital Markets Day was issued separately.

Use of Non-GAAP Measures
Management has determined that certain non-GAAP metrics for the Solar Energy segment presented herein are the key metrics that will help investors understand the ultimate income and near-term cash flows generated by our Solar Energy segment.  These non-GAAP measures and metrics include deferrals required under GAAP real estate and lease accounting for some of SunEdison’s direct sales and or its sale-leaseback transactions.  Management has also determined that the non-GAAP measure of “free cash flow” is useful to help investors better understand the capital intensity of our business, including our project financing operations. For a complete description of our non-GAAP measures, see the non-GAAP reconciliation tables below.

Conference Call
SunEdison will host a conference call today, February 19, 2014, at 8:00 a.m. ET to discuss the company’s 2013 fourth quarter and full year 2013 results and related business matters. A live webcast will be available on the company’s web site at www.SunEdison.com.
A replay of the conference call will be available from 10:00 a.m. ET on February 19, 2014, until 11:59 p.m. ET on March 5, 2014.  To access the replay, please dial (320) 365-3844 at any time during that period, using pass code 318789. A replay will also be available on the company's web site at www.SunEdison.com.

Capital Markets Day
SunEdison will be holding a capital markets day on February 25, 2014. Interested parties are invited to listen to the event webcast which will be available on investor relations page on our website at www.sunedison.com. Additional information was published in a separate press release on February 5, 2014. Analysts and institutional investors interested in attending the event in person may contact Chris Chaney, Director of Investor Relations, by email at cchaney@sunedison.com for further details.

About SunEdison
SunEdison is a global leader in semiconductor and solar technology. SunEdison has been a pioneer in the design and development of silicon wafer technologies for over 50 years. With R&D and manufacturing facilities in the U.S., Europe, and Asia, SunEdison enables the next generation of high performance semiconductor devices and solar cells. SunEdison is also a developer of solar power projects and a worldwide leader in solar energy services. SunEdison’s common stock is listed on the New York Stock Exchange under the symbol “SUNE.” For more information about SunEdison, please visit www.SunEdison.com.

Forward-Looking Statements
Certain matters discussed in this press release are forward-looking statements. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include concentrated project development risks related to large scale solar projects; the availability of attractive project finance and other capital for Solar Energy projects; market demand for our products and services; changes in the pricing environment for silicon wafers and polysilicon, as well as solar power systems; the availability and size of government and economic incentives to adopt solar power, including tax policy and credits and renewable portfolio standards; the ability to effectuate and realize the savings from the restructuring plan; our ability to maintain adequate liquidity and compliance with our debt covenants; the need to impair long lived assets or other intangible assets due to changes in the carrying value or realizability of such assets; the effect of any antidumping or countervailing duties imposed on photovoltaic cells and/or modules in connection with any trade complaints in the United States, Europe or elsewhere; the result of any Chinese government investigations of unfair trade practices in connection with polysilicon exported from the United States or South Korea into China; changes to accounting interpretations or accounting rules; existing or new regulations and policies governing the electric utility industry; our ability to convert solar project pipeline into completed projects in accordance with our current expectations; dependence on single and limited source suppliers; utilization of our manufacturing volume and capacity; the terms of any potential future amendments to or terminations of our long-term agreements with our solar wafer customers or any of our suppliers; general economic conditions, including interest rates; the ability of our customers to pay their debts as they become due; changes in the composition of worldwide taxable income and applicable tax laws and regulations, including our ability to utilize any net operating losses; failure of third-party subcontractors to construct and install our solar energy systems; quarterly fluctuations in our Solar Energy business; the impact of competitive products and technologies; inventory levels of our customers; supply chain difficulties or problems; interruption of production; outcome of pending and future litigation matters; good working order of our manufacturing facilities; our ability to reduce manufacturing and operating costs; assumptions underlying management's financial estimates; actions by competitors, customers and suppliers; changes in the retail industry; damage to our brand; acquisitions of pipeline in our Solar Energy segment; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in foreign economic and political conditions; changes in technology; changes in currency exchange rates; the potential initial public offering of the semiconductor business and the anticipated timing of such transaction, and the expected use of the proceeds received in the separation and other risks described in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this press release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

Contacts:
Media:
Bill Michalek
Director, Corporate Communications
(636) 474-5443

Investors/Analysts:
Chris Chaney
Director, Investor Relations
(636) 474-5226

-tables to follow-

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In millions; except per share data)

	Three Months Ended			Twelve Months Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net sales	$551.2	$611.5	$600.7	$2,007.6	$2,529.9
Cost of goods sold	565.4	550.9	492.5	1,862.3	2,194.3
Gross profit	(14.2)	60.6	108.2	145.3	335.6
Operating expenses:
Marketing and administration	121.4	91.1	67.7	361.6	302.2
Research and development	17.0	18.6	16.0	71.1	71.8
Restructuring (reversals) charges	(5.2)	—	(13.4)	(10.8)	(83.5)
Gain on receipt of property, plant and equipment	—	—	(31.7)	—	(31.7)
Long-lived asset impairment charges	37.0	—	1.8	37.0	19.6
Operating (loss) income	(184.4)	(49.1)	67.8	(313.6)	57.2
Non-operating expense (income):
Interest expense	61.9	45.2	35.0	189.2	135.3
Interest income	(4.5)	(0.7)	(0.8)	(6.5)	(3.6)
Loss on early extinguishment of debt	75.1	—	—	75.1	—
Other, net	11.4	5.5	6.9	20.4	7.0
Total non-operating expense	143.9	50.0	41.1	278.2	138.7
(Loss) income before income tax (benefit) expense and equity in earnings (loss) of joint venture	(328.3)	(99.1)	26.7	(591.8)	(81.5)
Income tax (benefit) expense	(22.4)	17.1	37.0	27.8	64.9
Loss before equity in earnings (loss) of joint venture	(305.9)	(116.2)	(10.3)	(619.6)	(146.4)
Equity in earnings (loss) of joint venture, net of tax	1.9	4.1	(1.4)	5.7	(2.3)
Net loss	(304.0)	(112.1)	(11.7)	(613.9)	(148.7)
Net loss (income) attributable to noncontrolling interests	17.6	4.1	(0.1)	27.2	(1.9)
Net loss attributable to SunEdison stockholders	$(286.4)	$(108.0)	$(11.8)	$(586.7)	$(150.6)
Basic loss per share [*]	$(1.07)	$(0.47)	$(0.05)	$(2.46)	$(0.66)
Diluted loss per share [*]	$(1.07)	$(0.47)	$(0.05)	$(2.46)	$(0.66)
Weighted-average shares used in computing basic loss per share	266.7	236.9	230.9	241.7	230.9
Weighted-average shares used in computing diluted loss per share	266.7	236.9	230.9	241.7	230.9

[*] During the three months ended September 30, 2013 and December 31, 2012, the company recorded an adjustment to redeemable noncontrolling interest which affected the numerator of the EPS calculation by $(2.4) million and $(0.7) million, respectively. During the twelve months ended December 31, 2013 and December 31, 2012 the adjustment affected the numerator of the EPS calculation by $(6.8) million and $(1.6) million, respectively.

RESULTS BY REPORTABLE SEGMENT
	Three Months Ended			Twelve Months Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net sales:
Solar Energy	$344.5	$380.8	$372.2	$1,101.4	$1,612.4
Semiconductor Materials	206.7	230.7	228.5	906.2	917.5
Consolidated net sales	$551.2	$611.5	$600.7	$2,007.6	$2,529.9
Operating (loss) income:
Solar Energy	$(135.7)	$(17.3)	$91.8	$(189.0)	$162.2
Semiconductor Materials	(14.7)	(0.8)	3.1	(10.5)	(5.0)
Corporate and other	(34.0)	(31.0)	(27.1)	(114.1)	(100.0)
Consolidated operating (loss) income	$(184.4)	$(49.1)	$67.8	$(313.6)	$57.2

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	As of December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$573.5	$553.8
Cash committed for construction projects	258.0	27.8
Restricted cash	70.1	63.4
Accounts receivable, net	351.5	220.4
Inventories	248.4	247.8
Solar energy systems held for development and sale	470.5	133.8
Prepaid and other current assets	423.4	212.4
Total current assets	2,395.4	1,459.4
Investments	45.8	49.6
Property, plant and equipment, net:
Non-solar energy systems, net of accumulated depreciation	1,108.7	1,213.1
Solar energy systems, net of accumulated depreciation	2,003.8	1,459.9
Restricted cash	73.8	50.2
Note hedge derivative asset	514.8	—
Other assets	542.9	513.1
Total assets	$6,685.2	$4,745.3

	As of December 31,
	2013	2012
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and short term borrowings	$2.8	$3.4
Short-term solar energy system financings and capital leaseback obligations	394.7	97.8
Accounts payable	867.7	477.0
Accrued liabilities	417.5	343.0
Contingent consideration payable related to acquisitions	15.2	23.1
Deferred revenue for solar energy systems	154.7	113.1
Customer and other deposits	36.7	77.2
Total current liabilities	1,889.3	1,134.6
Long-term debt, less current portion	875.8	758.7
Long-term solar energy system financings and capital leaseback obligations, less current portion	2,302.9	1,508.4
Pension and post-employment liabilities	49.2	52.7
Customer and other deposits	103.3	184.5
Deferred revenue for solar energy systems	87.4	146.0
Non-solar energy system deferred revenue	2.6	29.2
Conversion option derivative liability	506.5	—
Warrant derivative liability	270.5	—
Other liabilities	251.8	253.8
Total liabilities	6,339.3	4,067.9

Redeemable noncontrolling interest	—	11.3
Stockholders’ equity:
Common stock	2.7	2.4
Additional paid-in capital	464.7	647.7
(Accumulated deficit) retained earnings	(168.0)	425.3
Accumulated other comprehensive loss	(60.0)	(39.8)
Treasury stock	(0.2)	(460.3)
Total SunEdison stockholders’ equity	239.2	575.3
Noncontrolling interests	106.7	90.8
Total stockholders’ equity	345.9	666.1
Total liabilities and stockholders’ equity	$6,685.2	$4,745.3

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended			Twelve Months Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Cash flows from operating activities:
Net loss	$(304.0)	$(112.1)	$(11.7)	$(613.9)	$(148.7)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	75.9	70.6	78.8	268.3	246.9
Loss on early debt extinguishment	75.1	—	—	75.1	—
Long-lived asset impairment charges	48.3	—	2.3	48.3	20.0
Investment impairments	3.8	—	—	3.8	3.6
Stock-based compensation	7.2	9.1	9.6	30.2	31.7
Deferred revenue recognized	(35.2)	(1.1)	(1.7)	(60.4)	(73.8)
Expense (benefit) for deferred taxes	(16.0)	66.1	6.2	24.2	10.5
Change in contingent consideration for acquisitions	—	—	—	—	13.3
Changes in operating assets and liabilities:
Accounts receivable	5.5	(79.9)	30.9	(89.5)	(19.6)
Inventories	(45.3)	38.6	17.6	(0.9)	94.8
Solar energy systems held for sale and development	(264.7)	(25.8)	39.8	(421.5)	(72.4)
Income taxes receivable and payable	(26.7)	12.9	—	4.2	8.7
Prepaid and other current assets	(185.4)	(29.1)	12.1	(231.7)	5.6
Accounts payable and accrued liabilities	168.5	120.2	(85.9)	280.2	(343.7)
Customer and other deposits	(29.5)	(5.7)	(5.4)	(69.0)	(33.9)
Deferred revenue for solar energy systems	82.6	(123.4)	(34.5)	23.4	121.5
Pension	34.9	—	1.8	34.9	1.8
Other	(8.3)	(43.0)	(40.5)	(26.5)	(129.8)
Net cash (used in) provided by operating activities	(413.3)	(102.6)	19.4	(720.8)	(263.5)
Cash flows from investing activities:
Capital expenditures	(31.9)	(31.6)	(38.1)	(133.1)	(139.0)
Construction of solar energy systems	(204.0)	(138.8)	(153.7)	(465.3)	(346.9)
Cash paid for acquisitions, net of cash acquired	—	(7.3)	—	(7.3)	—
Proceeds from sale and maturities of investments	15.1	—	—	15.1	—
Net proceeds from equity method investments	—	6.3	2.4	68.4	5.8
Purchases of cost and equity method investments	(2.3)	(1.0)	(12.2)	(48.9)	(47.8)
Receipts from vendors for refundable deposits on long-term agreements and loans	0.5	0.6	3.3	1.1	8.6
Change in restricted cash, net	(24.8)	(23.0)	17.5	(37.2)	15.7
Change in cash committed for construction projects, net	(110.9)	(60.2)	(27.8)	(240.5)	(27.8)
Other	—	5.5	(0.1)	4.9	0.1
Net cash used in investing activities	(358.3)	(249.5)	(208.7)	(842.8)	(531.3)

Cash flows from financing activities:
Proceeds from long-term debt	1,200.0	—	—	1,200.0	196.0
Proceeds from solar energy system financing and capital lease obligations	679.5	296.4	183.9	1,305.9	904.2
Repayments of solar energy system financing and capital lease obligations	(83.3)	(13.8)	(62.3)	(147.7)	(246.2)
Net repayments of customer deposits related to long-term supply agreements	(24.0)	(24.8)	(0.7)	(75.7)	(24.4)
Principal payments on long-term debt	(750.9)	—	(1.8)	(752.3)	(3.6)
Payments on early debt extinguishment	(52.4)	—	—	(52.4)	—
Net payments for note hedge and warrant transactions	(70.8)	—	—	(70.8)	—
Cash paid for contingent consideration	—	—	(11.3)	(0.8)	(69.2)
Proceeds from noncontrolling interest	7.0	14.4	34.5	32.9	50.8
Common stock issued (repurchased)	—	239.6	(0.4)	239.6	(0.5)
Deferred financing fees	(61.8)	(2.6)	(7.1)	(87.4)	(42.3)
Other	0.9	(0.8)	—	(0.5)	—
Net cash provided by financing activities	844.2	508.4	134.8	1,590.8	764.8
Effect of exchange rate changes on cash and cash equivalents	(0.5)	(1.3)	(1.5)	(7.5)	(2.0)
Net increase (decrease) in cash and cash equivalents	72.1	155.0	(56.0)	19.7	(32.0)
Cash and cash equivalents at beginning of period	501.4	346.4	609.8	553.8	585.8
Cash and cash equivalents at end of period	$573.5	$501.4	$553.8	$573.5	$553.8

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions, except per share data and percentages) [A]

	Three Months Ended			Twelve Months Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Consolidated Non-GAAP Financial Measures
Non-GAAP net sales	$960.7	$672.0	$704.3	$2,555.6	$2,870.4
Non-GAAP gross margin	$46.7	$63.9	$92.4	$181.2	$391.7
Non-GAAP gross margin percentage	4.9%	9.5%	13.1%	7.1%	13.6%
Non-GAAP operating (loss) income	$(123.5)	$(45.8)	$52.0	$(277.7)	$113.3
Non-GAAP net income (loss)	$(128.7)	$4.1	$19.9	$(202.5)	$41.4
Non-GAAP fully diluted earnings (loss) per share [*]	$(0.48)	$0.00	$0.08	$(0.87)	$0.17

Reconciliations of GAAP to Non-GAAP Measures
SunEdison Inc. Consolidated
GAAP net sales	$551.2	$611.5	$600.7	$2,007.6	$2,529.9
Direct sales [B]	278.5	17.1	(3.7)	361.2	114.9
Financing sale-leasebacks [C]	131.0	43.4	107.3	186.8	225.6
Non-GAAP net sales	$960.7	$672.0	$704.3	$2,555.6	$2,870.4
GAAP gross margin	(14.2)	60.6	108.2	145.3	335.6
Direct sales [B]	64.6	10.6	(36.3)	57.1	27.5
Financing sale-leasebacks [C]	(3.7)	(7.3)	20.5	(21.2)	28.6
Non-GAAP gross margin	$46.7	$63.9	$92.4	$181.2	$391.7
Non-GAAP Gross Margin %	4.9%	9.5%	13.1%	7.1%	13.6%
GAAP operating loss (income)	(184.4)	(49.1)	67.8	(313.6)	57.2
Direct sales [B]	64.6	10.6	(36.3)	57.1	27.5
Financing sale-leasebacks [C]	(3.7)	(7.3)	20.5	(21.2)	28.6
Non-GAAP operating (loss) income	$(123.5)	$(45.8)	$52.0	$(277.7)	$113.3
GAAP net loss attributable to SunEdison stockholders	$(286.4)	$(108.0)	$(11.8)	$(586.7)	$(150.6)
Recurring Non-GAAP adjustments, net of tax [B, C and D]	157.7	112.1	31.7	384.2	192.0
Non-GAAP net income (loss)	$(128.7)	$4.1	$19.9	$(202.5)	$41.4
GAAP fully diluted loss per share [*]	$(1.07)	$(0.47)	$(0.05)	$(2.46)	$(0.66)
Recurring Non-GAAP adjustments [B, C and D]	0.59	0.47	0.13	1.59	0.83
Non-GAAP fully diluted earnings (loss) per share [*]	$(0.48)	$0.00	$0.08	$(0.87)	$0.17
Weighted-average shares used in computing diluted loss per share	266.7	236.9	230.9	241.7	230.9

[*] During the three months ended September 30, 2013 and December 31, 2012, the company recorded an adjustment to redeemable noncontrolling interest which affected the numerator of the EPS calculation by $(2.4) million and $(0.7) million, respectively. During the twelve months ended December 31, 2013 and December 31, 2012 the adjustment affected the numerator of the EPS calculation by $(6.8) million and $(1.6) million, respectively.

[A] Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided non-GAAP financial measures for the Solar Energy segment. The company believes that these non-GAAP measures represent important internal measures of performance for our Solar Energy business, and better reflect Solar Energy's results from operations and near term cash flows. Accordingly, where these measures are provided, it is done so that investors have the same financial data that management uses to evaluate the operational and financial performance of the Solar Energy segment. SunEdison management uses these measures to manage the Solar Energy segment because it believes these measures are more representative of the operational health and performance of that segment. These non-GAAP measures should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP and the reconciliation of each non-GAAP measure to the directly comparable GAAP measure set forth in the press release.

[B] These non-GAAP measures include adjustments to revenue in the company’s Solar Energy business from direct sales of solar energy systems where we have received upfront partial payments and, absent real estate accounting requirements, we would have recognized revenues under the percentage of completion accounting method. The non-GAAP measures also include adjustments to non-GAAP revenue and/or profit deferred related to our maximum exposure for power warranties, system uptime guarantees and breach of contract provisions offered to the direct sale customers for these systems that are considered continuing involvement by us in the sold solar energy systems. This revenue is not recognized as of the reporting date under GAAP real estate accounting rules because the solar energy systems are considered integral to the real estate on which they were built. Absent real estate accounting requirements, deferred revenues related to continuing involvement would be recognized under GAAP during the reporting period because we have historically experienced minimal losses related to these guarantees. For these direct sales, the sales contracts have been executed and we have either received payment in full or maintains a valid and legal note receivable for the full sales price that we expect to collect within a short period after completion of the project.

[C] Adjustment relates to revenue from our sale-leaseback transactions accounted for as financings. This includes cash received for the legal sale of the solar energy system to the purchaser that will not be recognized as revenue under GAAP. It also includes progress of constructing solar energy systems for which we have executed binding sale agreements meeting non-real estate percentage of completion accounting requirements. Non-GAAP operating income reflects a margin in an amount that will equal to the difference between (a) the cash proceeds our financing partners in sale-leaseback transactions considered financings and (b) our total costs to construct the solar energy systems sold under the sale-leaseback transactions. These sale-leaseback transactions are classified as financing transactions under GAAP because the system is considered integral to the land or building on which it resides and because we have continuing involvement with the system through a purchase option. This system development margin will be recognized under GAAP upon termination of the related lease through the non-cash extinguishment of the debt offset by any remaining net book value of the solar energy system asset.

[D] Income tax has been calculated using the estimated effective tax rate for SunEdison in the jurisdictions giving rise to the related adjustments and assumes sale-leaseback deferred tax assets will be realized.

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions) [A]

	Three Months Ended			Twelve Months Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Non-GAAP Financial Measures
Solar Energy Segment Non-GAAP net sales	$754.0	$441.3	$475.8	$1,649.4	$1,952.9
Solar Energy Segment Non-GAAP operating (loss) income	$(74.8)	$(14.0)	$76.0	$(153.1)	$218.3

Reconciliations of GAAP to Non-GAAP Measures
Solar Energy Segment
Solar Energy GAAP net sales	$344.5	$380.8	$372.2	$1,101.4	$1,612.4
Direct sales [B]	278.5	17.1	(3.7)	361.2	114.9
Financing sale-leasebacks [C]	131.0	43.4	107.3	186.8	225.6
Solar Energy Non-GAAP net sales	$754.0	$441.3	$475.8	$1,649.4	$1,952.9
Solar Energy GAAP operating (loss) income	(135.7)	(17.3)	91.8	$(189.0)	$162.2
Direct sales [B]	64.6	10.6	(36.3)	57.1	27.5
Financing sale-leasebacks [C]	(3.7)	(7.3)	20.5	(21.2)	28.6
Solar Energy Non-GAAP operating (loss) income	$(74.8)	$(14.0)	$76.0	$(153.1)	$218.3
[A], [B], [C] - See previous page

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions)

EBITDA CALCULATION [A]

	Three Months Ended			Twelve Months Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net loss attributable to SunEdison stockholders	$(286.4)	$(108.0)	$(11.8)	$(586.7)	$(150.6)
Net interest expense	57.4	44.5	34.2	182.7	131.7
Depreciation and amortization	75.9	70.6	78.8	268.3	246.9
Income tax expense (benefit)	(22.4)	17.1	37.0	27.8	64.9
EBITDA [A]	$(175.5)	$24.2	$138.2	$(107.9)	$292.9

[A] EBITDA is a non-GAAP disclosure consisting of net loss attributable to SunEdison stockholders plus interest expense, net, depreciation and amortization and income taxes. The Company believes that EBITDA is useful to an investor in evaluating the company’s operating performance and liquidity because (i) it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the company’s capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company’s ability to service its debt, as the company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the company’s financing documents.

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions)

SUMMARY OF CONSOLIDATED DEBT OUTSTANDING
				Twelve Months Ended
				December 31, 2013	December 31, 2012
Convertible senior notes due 2018				$460.0	$—
Convertible senior notes due 2021				408.3	—
Senior notes				—	550.0
Term loan				—	196.1
Semiconductor Materials - Bank debt				10.3	16.0
Solar Energy - Debt				60.2	43.3
Solar Energy - Current portion of non-recourse system financing debt and capital lease obligations				393.2	97.8
Solar Energy - Non-recourse system financing debt and capital lease obligations, less current portion				2,244.2	1,465.1
Total				$3,576.2	$2,368.3

NON-GAAP RECONCILIATION OF FREE CASH FLOW [A]
	Three Months Ended			Twelve Months Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net cash (used in) provided by operating activities	$(413.3)	$(102.6)	$19.4	$(720.8)	$(263.5)
Capital expenditures	(31.9)	(31.6)	(38.1)	(133.1)	(139.0)
Construction of solar energy systems	(204.0)	(138.8)	(153.7)	(465.3)	(346.9)
Proceeds from solar energy system financing and capital lease obligations	679.5	296.4	183.9	1,305.9	904.2
Repayments of solar energy system financing and capital lease obligations	(83.3)	(13.8)	(62.3)	(147.7)	(246.2)
Proceeds from noncontrolling interests	7.0	14.4	34.5	32.9	50.8
Free cash flow [A]	$(46.0)	$24.0	$(16.3)	$(128.1)	$(40.6)

[A] GAAP is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided a non-GAAP financial measure for free cash flow which we believe is useful to help investors better understand the capital intensity of our business, including our project financing operations. In addition to other key performance indicators, we evaluate the performance of the solar project business on the cash generation abilities of the projects, which are typically financed at the inception of a lease, resulting in a gain on sale that is deferred and not immediately included in net income (loss). Any non-GAAP measure should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net income (loss).